Exhibit 99.(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Advanced Series Trust of our report dated February 24, 2021, relating to the financial statements and financial highlights, which appear in AST Fidelity Institutional AM® Quantitative Portfolio and AST T. Rowe Price Asset Allocation Portfolio’s Annual Reports on Form N-CSR for the year ended December 31, 2021.  We also consent to the references to us under the heading “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

June 4, 2021